Exhibit 99

MEREDITH CORPORATION
THIRD QUARTER FISCAL 2006 INVESTOR CONFERENCE CALL

INTRODUCTION

JIM JACOBSON

Good morning, I'm Jim Jacobson, Director of Investor Relations for Meredith. Before CEO Bill Kerr begins our presentation, I'll take care of a few housekeeping items.

In our remarks we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of the risk factors can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

All references to fiscal 2005 earnings per share are before the cumulative benefit of a change in accounting principle related to option expensing.

We will refer to non-GAAP measures, which in combination with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile GAAP results to non-GAAP measures have been posted to our website.

A transcript of this call will be posted to our web site as well.

Now, Bill will begin the presentation.

BILL KERR

Thank you and good morning. Welcome to our conference call to discuss our results for the third quarter and first nine months of fiscal 2006. Participating with me are President and Chief Operating Officer Steve Lacy, Chief Financial Officer Suku Radia, Broadcasting Group President Paul Karpowicz, and Publishing Group President Jack Griffin.

I'll start with an overview of our performance. Steve will update you on our business groups and provide our current outlook for the fourth quarter. Then we will address your questions.

As we get started, I cannot help but note the market activity last week around recent advertising performance at some of our magazines. While Steve will address advertising specifics in some detail, I will add a word or two up front.

First, while I am very pleased with recent advertising performance at most of our magazines, some have not met our expectations. I will note that we've been very public about the magazine advertising slowdown we were seeing in the second half of our fiscal year, dating back to our December 2005 media presentations. We reiterated our comments on our second-quarter earnings call in January and at subsequent investor presentations.

Second, and more importantly, I do not believe these short-term ups and downs in any way alter our earnings outlook or our longer- term view of growth in our Publishing group.

And third, it is precisely because of advertising uncertainties that we have carefully built complementary businesses in books, the Internet, and integrated and interactive marketing. These businesses have grown at faster revenue rates than traditional advertising - and with comparable or better margins. They have played a key role in our past and future ability to deliver double-digit earnings performance year in and year out.

Q3 Financial Highlights

Now let's turn to the quarter. Earnings per share grew 16 percent to $0.80 in the third quarter. Income from operations increased 18 percent and EBITDA rose 19 percent. Revenues grew 29 percent and advertising revenues increased 27 percent. On a comparable basis-excluding Parents, Family Circle, Fitness, Child and Ser Padres magazines, which were acquired on July 1, 2005-revenues grew 6 percent.

These results are impressive at a time when nearly all media companies are reporting down earnings. In fact, of the ten media companies who had reported through yesterday, only one recorded quarterly earnings per share growth. Earnings declines ranged from 4 to 28 percent for the other nine companies.

Let me offer some brief color behind our third-quarter results, starting with Publishing:

  We benefited from the acquisition of the new magazines. Their results were accretive and continue to meet our financial expectations.

  Our diversified publishing businesses-primarily Meredith Books and Meredith Integrated Marketing-once again produced strong revenue and profit growth.

  Publishing's advertising revenue performance was mixed in our magazines. Steve will address this in more detail in a few moments. Meanwhile, Internet advertising was particularly strong once again, increasing more than 50 percent.

  Industry-wide newsstand weakness impacted the results of our special interest publications.

Turning to Broadcasting:

  Broadcasting revenue was strong, finishing the quarter up 9 percent. We were particularly pleased with our local advertising performance and the growth in online advertising at our stations' web sites.
  We continued to monetize our ratings gains and increased EBITDA margin nearly 3 percentage points.
  Our stations in our three largest markets-Atlanta, Phoenix and Portland-produced strong results.

Nine Months Highlights

Looking at the first nine months, we produced strong results as earnings per share increased 14 percent to $1.90. Income from operations grew 16 percent and EBITDA rose 19 percent. Revenues grew 32 percent and advertising revenues increased 29 percent. On a comparable basis, total revenues grew 5 percent.

Our strong results to date in fiscal 2006 are attributable to both our ability to generate advertising revenues from multiple sources and our diversified business portfolio that generates revenues from non-advertising sources.

For example, strong advertising results from our Publishing Group in the first half of fiscal 2006 helped offset the cyclical decline in Broadcasting revenues due to the absence of political advertising. In the second half of fiscal 2006, strong advertising revenues at our television stations are countering slower growth in magazine advertising.

This balance plays a key role in our ability to grow overall advertising revenues despite market cycles. We have increased total comparable advertising revenues in 15 of the last 16 quarters. Although there have been significant quarter-to-quarter fluctuations, we have grown comparable advertising revenues in the mid-single digits on average over that time.

Additionally, the Internet has provided us with a rapidly-growing source of advertising revenue at both our business groups. For the first nine months of fiscal 2006, Internet advertising revenue grew nearly 80 percent in Publishing on a comparable basis and more than doubled in Broadcasting. We view the Internet as an integral component of our business and have initiatives underway in both groups to extend our interactive capabilities.

Finally, we expect our diversified Publishing businesses-books, integrated marketing and brand licensing-will continue growing revenues and profits. As I mentioned earlier, these businesses reduce our dependence on traditional advertising. On a comparable basis, 27 percent of Publishing revenues in the first nine months of fiscal 2006 were derived from non-advertising/non-circulation sources, up from 20 percent for the same period of fiscal 2003.

With that review, I will now turn it over to Steve for more detail on the performance of our two groups and our outlook for the remainder of fiscal 2006.

STEVE LACY

PUBLISHING

Thanks, Bill. I'll start with Publishing.

Financial Highlights

For the quarter, operating profit increased 12 percent and revenues grew 35 percent. On a comparable basis, operating profit declined 2 percent and revenues increased 5 percent.

Third quarter Publishing results benefited from strong operating profit gains at our book, integrated marketing and interactive media operations and the inclusion of the magazines acquired from Gruner + Jahr. These results were partially offset by a number of industry-wide factors including a slower magazine advertising environment, weak newsstand results, and higher paper and postal costs.

For the first nine months, operating profit grew 24 percent and revenues increased 43 percent. On a comparable basis, operating profit grew 8 percent and revenues rose 7 percent.

Advertising

Total Publishing advertising revenues grew 40 percent in the third quarter. On a comparable basis, Publishing advertising revenues increased 2 percent. Internet advertising remained strong. Our mid-size magazines posted solid gains - up in the high-teens as a group. However, their performance was partially offset by weakness in our women's service field titles - down in the high single-digits as a group.

Strengthening the Better Homes and Gardens brand

Much of the recent short-term focus has been on Better Homes and Gardens so let me address that head-on. Better Homes and Gardens is the number one women's magazine in the country, and one of the most successful magazine brands in the world. As many of you know, it posted the best advertising performance in its history in calendar 2005, with a record 2,133 advertising pages.

However, its early calendar 2006 advertising performance has not met our expectations. There are several reasons behind BH&G's performance.

First, the women's service field in general is experiencing advertising weakness. After 8 percent growth in calendar 2005, pages are down a little over 2 percent in first quarter of calendar 2006, according to PIB.

Second, Better Homes and Gardens' single-largest advertising category - Food & Beverage - has been especially hard-hit. Advertising pages in that category across the magazine industry were down 12 percent in the first quarter of calendar 2006. While Food & Beverage represents about 6 percent of the industry's total advertising pages, it accounts for nearly 30 percent of the pages at Better Homes and Gardens.

Third, BH&G was not immune from the cutbacks in domestic automobile advertising being felt across the industry. The revenue impact from automotive was second only to the declines in Food & Beverage advertising.

Finally, Better Homes and Gardens' market-leading share of women's service field advertising slipped slightly to 31.3 percent from 31.5 percent for the 12 months ending March 31, 2006, compared to the prior year time period.

Action plan

We are implementing a series of changes and enhancements to improve the near-term performance of Better Homes and Gardens magazine, and position the BH&G Brand for continued growth into the future. These include leadership changes and operational improvements.

  First, we've enhanced the sales and marketing teams. Drawing upon our talent pool, we've installed Jan Studin as the new Publisher and Carey Witmer as the new Associate Publisher.

Studin has established an outstanding 25-year industry track record, serving as Publisher of Parents for the last four years and as Publisher of Woman's Day prior to that. She is an excellent sales leader.

Witmer most recently served as Publisher of Country Home, and was previously Advertising Director at Midwest Living. She is a particularly gifted seller.

This revitalized sales and marketing team is focusing on rebuilding core category strength, broadening category reach and improving advertising pricing over time.

  In February, Andy Sareyan joined Meredith as President of Better Homes and Gardens. Andy has responsibility for directing efforts to grow the BHG brand across all of its platforms-including the magazine, its web site, special interest publications, books, events and licensing. His background includes 18 years with Time, Inc, where he played vital business roles in the highly successful growth of Real Simple and InStyle magazines. Additionally, he led the successful expansion of the Entertainment Weekly brand over multiple platforms. He also played a key role in the growth of Time's Parenting Group into custom publishing, books, the Internet and database marketing.
  We are currently searching for a new Editor-in-Chief of the magazine. In today's environment, consumers choose how and when they access content. We are particularly focused on finding someone with the ability to leverage the powerful Better Homes and Gardens editorial content effectively across multiple media platforms.

On the operational side:
  We are enhancing the magazine's already strong circulation fundamentals with ongoing consumer research. We will further refine our editorial sell and begin to deliver enhanced circulation offers in fiscal 2007.
  We are enriching the Better Homes and Gardens brand web site. Today, BHG.com is a very successful site, averaging nearly 60 million page views and 5 million unique visitors per month. It is also a growing source of advertising revenue and magazine subscribers. We are adding daily programming, significantly more video, and better interactive tools to build an even more robust online offering.
  We are continuing our very successful efforts to grow non-advertising related BH&G revenue such as branded books, special interest publications, international licensing agreements and product sales.

To summarize, the steps we are taking are designed to both address the short-term weakness we've seen so far in calendar 2006, as well as enable the Better Homes and Gardens brand to continue to thrive over the long-term.

Circulation

Turning to circulation, I'll remind you that there are two components to circulation-newsstand and subscription. Let's start with newsstand, which continues to be weak industry-wide. At Meredith, this weakness impacted the overall results of our special interest publications in particular. In response, we have taken a series of actions to improve the financial performance of these titles, including adjusting our retail trade strategy and launching a new wholesaler incentive plan.

On the subscription side, our long-term direct-to-publisher subscription model continued to deliver strong profit contribution in the first nine months of fiscal 2006.

Acquisition Update

We acquired the former Gruner + Jahr magazines on July 1, 2005. These magazines were accretive in the third quarter and first nine months of fiscal 2006. Consistent with our guidance at the time of the acquisition, we continue to expect these magazines will generate revenues in the low $300 million range and produce EBITDA in the low-to-mid $30 million range in fiscal 2006.

We are also keenly focused on increasing the profitability of these magazines. We are improving their circulation practices, adjusting pricing and increasing revenue per page. As a result, there may be short-term declines in overall advertising pages on a month-to-month basis as we trade low margin volume for increased profitability. For example, there were over 100 low margin insert pages in the May and June 2005 issues that will not repeat this year. These changes are necessary if we are to continue to effect margin improvement.

With these new magazines in our portfolio, we are seeing increased corporate sales opportunities. For example, we have generated higher revenues from Astrazenica, Toyota and Unilever in fiscal 2006. Additionally, we have delivered a series of multi-platform programs to support GE's Lighting business and Pepsi's Health and Wellness initiative. These programs include advertising in several of our magazines, retail marketing programs, and interactive media and custom printing revenue.

Hispanic

Meredith Hispanic Ventures continues to perform well. We are the leader in serving the Hispanic market. Our magazines reach one-third of the adult Hispanic women in the country. Siempre Mujer is the only major U.S. based Spanish-language women's lifestyle magazine in the U.S. and its advertising performance to date in fiscal 2006 is ahead of our expectations. We anticipate that advertising pages for the June/July issue will be approximately 20 percent greater than the magazine's initial issue last fall.

Diversified Publishing Operations

Meredith Books grew revenues in the high teens in the third quarter. Top selling books included several titles in the 1-2-3 series that we publish for The Home Depot; self-help books Moving On and Metabolism Makeover; and sales of Food Network Favorites and The Sonoma Diet.

Meredith Integrated Marketing increased revenues in the low-double digits in the third quarter due primarily to large ongoing programs for DIRECTV, Nestlé, Carnival Cruise Lines and Publix.

As we have stated previously, we are focused on expanding our Internet custom marketing capabilities through adding talent and strategic acquisitions. We enhanced integrated marketing's capabilities to deliver custom marketing programs through the Internet with yesterday's announced acquisition of O'Grady Meyers, a Los Angeles-based interactive marketing services firm. We expect the acquisition will be modestly accretive to earnings in fiscal 2007.

O'Grady Meyers specializes in interactive customer relationship marketing services, including custom Internet advertising and promotions, e-marketing, e-commerce and Web development. O'Grady Meyers has a proven track record of delivering interactive custom marketing solutions for several major consumer brands. It is the interactive agency of record for Nestlé USA.

In summary, we are pleased to report solid Publishing results for the third quarter and the first nine months of fiscal 2006. Our defined strategy of growing traditional and non-traditional revenue sources is a key to our ongoing excellent performance over time.

BROADCASTING

Now, I'll move to Broadcasting, which also generated strong results in the third quarter. Operating profit grew 24 percent and EBITDA rose 18 percent. We increased EBITDA margin from 31.7 percent to 34.4 percent.

Total revenues increased 9 percent to $75.9 million in the quarter. We grew local spot advertising 10 percent, which was partially offset by a 1 percent decline in national spot advertising. This performance was noteworthy considering the Winter Olympics aired on NBC and the Super Bowl on ABC.

For the first nine months of fiscal 2006, operating profit declined to $59.1 million from $62.7 million and revenues decreased slightly to $232.2 million from $233 million. Broadcasting's results in the nine months reflect the cyclical decline in political advertising, largely offset by gains in non-political advertising of 8 percent. We produced non-political gains of 9 percent in the local market and 4 percent at the national level in the first nine months.

Automotive advertising is the largest category for our Broadcast group. It grew 3 percent in the first nine months. This performance is impressive, considering the overall industry experienced a 9 percent decline in auto advertising in calendar 2005, according to the most current category data from TVB.

News Expansion

Our commitment to local news is a key driver to our strong local advertising performance. We have increased the number of weekly news hours from 250 to 300 in fiscal 2006.

Ratings and Revenue Share Improvement

We improved ratings and audience share in certain key markets in the February 2006 book and continued to do an outstanding job of monetizing our ratings growth. We increased average revenue share in five of our six largest markets in the last half of calendar 2005, which is the most current market data available. On average, we grew revenue share in these markets more than one percentage point, according to local market audits.

Top Three Markets

We continue to place special emphasis on our stations in our three largest markets-Atlanta, Phoenix and Portland-where the largest upside lies. For the first nine months of fiscal 2006, these stations produced particularly strong profit growth.

New and Developing Revenues

We continue to do an excellent job of creating non-traditional revenues in Broadcasting:

  Combined revenues from our Cornerstone programs, Internet sales and other market-specific programs grew 8 percent to $10 million in the quarter.
  We are increasing revenues from retransmission fees. While most are from satellite providers, we are encouraged that some cable and phone companies have started to pay these fees as well.
  In the next few months, we will be enhancing our stations' web sites in order to accelerate our Internet revenues. We will share more information on future calls.

Meredith Video Solutions

Video has become an important element of our growth strategy.

Recently, we formed Meredith Video Solutions. This group will utilize magazine content and brand strength as well as Broadcasting's production capabilities to develop video content. It will also secure distribution outlets across multiple platforms, including the Internet, mobile devices, cable, satellite, network and syndicated television.

Currently, our video library includes a series of 30 minute shows based on magazine content, American Baby and Better Homes branded video segments, custom DVDs and news vignettes.

In calendar 2006, our primary video initiative is to create a series of one-hour original programs that will leverage many of our publishing brands. We will sell advertising, sponsorships and product placements and plan to distribute the show on a major cable channel or via national syndication.

The show's content will focus on our areas of core competency-decorating, cooking, gardening, remodeling, and parenting. We will feature interviews with editors and exclusive commentary. In addition, we will incorporate video from our magazine-based half-hour specials-for example the Better Homes and Gardens Family Cook Off, Ladies' Home Journal Wedding Vow Renewal, and the American Baby Casting Call.

In summary, Meredith Broadcasting is in great shape, producing strong profit growth and revenue share gains in the third quarter.

OUTLOOK

With that review of our two operating groups, let me turn to our expectations for the remainder of fiscal 2006. Broadcast pacings, which are a snapshot in time and change frequently, are currently running up in the high-single digits for the fourth quarter. Publishing advertising revenues are expected to be flat to up slightly on a comparable basis.

We continue to believe earnings per share will approximate $0.96 in the fourth quarter and $2.86 for the year, which would be a 14 percent increase from the $2.50 we earned in fiscal 2005.

Now, we will take your questions.